Exhibit 99.1

Talkspace Announces Fourth Quarter and Fiscal Year 2022 Results

B2B payor sessions grew 56% year-over-year in FY 2022

4Q 2022 Run-rate operating expenses 1 of $25.4 million, down ~$9 million year-over-year

4Q 2022 Net loss of $18.3 million; adjusted EBITDA loss of $8.9 million, down 43% sequentially

Provides FY 2023 revenue and adjusted EBITDA guidance

NEW YORK, New York - February 21, 2023 – Talkspace, Inc. (NASDAQ: TALK), today reported fourth quarter and 2022 full year financial results.

	Three Months		Full Year
Year Ended December 31, 2022 (Unaudited)	Results	Variance from Prior Year %	Results	Variance from Prior Year %
(In thousands unless otherwise noted)
Number of B2B eligible lives at year end (in millions)	92	33%	92	33%
Number of completed B2B sessions	128.4	57%	426.4	56%
Number of B2C active members at year end	15.4	(35)%	15.4	(35)%

Total revenue	$30,241	4%	$119,567	5%
Gross profit	$16,175	1%	$60,338	(10)%
Gross margin %	53.5%	(1.2) pts	50.5%	(8.2) pts
Operating expenses [2]	$37,206	(16)%	$143,496	(11)%
Net loss	$(18,307)	13%	$(79,672)	(27)%
Adjusted EBITDA [3]	$(8,869)	50%	$(58,671)	4%
Cash and cash equivalents at year end	$138,545	(30)%	$138,545	(30)%

(1) Q4 2022 run-rate operating expenses exclude a non-recurring goodwill impairment charge and other non-recurring litigation expenses, partially offset by one-time savings related to marketing expenses.

(2) Includes a non-recurring goodwill impairment charge of $6.1 million and non-recurring litigation expenses of $5.5 million.

(3) Adjusted EBITDA is a non-GAAP financial measure. For a definition of the measure and a reconciliation to the most directly comparable GAAP measure, see “Reconciliation of Non-GAAP Results to GAAP Results.”

Dr. Jon Cohen, CEO of Talkspace, said, “We are pleased with our fourth quarter and full year results showing progress against our strategic priorities, as we continue to expand the business-to-business (“B2B”) payor and direct-to-enterprise (“DTE”) categories while further reducing our cost base and realizing operational efficiencies through our integrated marketing efforts. We are excited about the demand tailwinds we see in our industry and the continued expansion of access to mental health care. We have clearly defined our operational priorities to serve this growing market and we have a clear operational focus on the company’s path to profitability.”

Jennifer Fulk, CFO of Talkspace said, “Our fourth quarter revenue was $30.2 million, with the growing payor and DTE segments representing 64% of revenue in the quarter. We also made important progress on reducing our cost structure and further optimizing our media spend, positioning our company to support strong growth with minimal investment going forward.”

Full Year 2022 Key Performance Metrics

•
Revenue grew 5% to $120 million, driven by a 65.5% growth in B2B revenue, partially offset by a 26% consumer revenue decline. B2B revenue performance was driven by growth in eligible lives, payor session volume, and enterprise account growth. Consumer revenue declined, as expected, due to our decision to continue to optimize marketing spend.
•
Gross Profit declined 10% to $60 million, and gross margin declined to 50.5% primarily driven by revenue mix shift from consumer to B2B categories and an increase in clinician compensation.
•
Net loss was $(80) million compared to $(63) million in the prior year driven primarily by a reduction in financial income related to the warrant revaluation, lower margins from the shift in revenue mix and an increase in clinician compensation, a non-recurring goodwill impairment charge and other non-recurring litigation expenses, offset by lower operating expenses.

Fourth Quarter 2022 Key Performance Metrics

•
Revenue increased 4% over the prior-year period to $30 million, driven by a 52% increase in B2B revenue year-over-year and 15% increase sequentially, partially offset by a 13% sequential consumer revenue decline.
•
Gross profit remained relatively flat at $16 million, while gross margin declined slightly to 53.5% from the same period a year ago, driven by revenue mix shift.
•
Operating expenses were $37 million, down 16% year-over-year, driven by a reduction in our cost base, partially offset by a non-recurring goodwill impairment charge of $6.1 million and other non-recurring litigation expenses in the fourth quarter 2022.
•
Net Loss was $(18) million, an improvement from $(21) million in the fourth quarter of 2021, primarily driven by lower operating expenses, offset by a non-recurring goodwill impairment charge and other non-recurring litigation expenses.

Financial Outlook

The following guidance is based on current market conditions and expectations and what we know today.

For the Fiscal Year 2023, we expect:

•
Revenue to be in the range of $125 million to $135 million
•
Adjusted EBITDA loss to be in the range of $(32) million to $(28) million

Conference Call, Presentation Slides, and Webcast Details

The conference call will be available via audio webcast at investors.talkspace.com and can also accessed by dialing (888) 330-2391 for U.S. participants, or +1 (240) 789-2702 for international participants, and referencing participant code 2348878. A replay will be available shortly after the call’s completion and remain available for approximately 90 days.

About Talkspace

Talkspace (Nasdaq: TALK) is a leading virtual behavioral healthcare company committed to helping people lead healthier, happier lives through access to high-quality mental healthcare. At Talkspace, we believe that mental healthcare is core to overall healthcare and should be available to everyone.

Talkspace pioneered the ability to text with a licensed therapist from anywhere and now offers a comprehensive suite of mental health services from self-guided products to individual and couples therapy, in addition to psychiatric treatment and medication management. With Talkspace’s core psychotherapy offering, members are matched with one of thousands of licensed providers across all 50 states and can choose from a variety of subscription plans including live video, text or audio chat sessions and/or asynchronous text messaging.

All care offered at Talkspace is delivered through an easy-to-use, fully-encrypted web and mobile platform that meets HIPAA, federal, and state regulatory requirements. Talkspace covered approximately 92 million lives at December 31, 2022, through our partnerships with employers, health plans, and paid benefits programs.

For more information, visit www.talkspace.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, achieving profitability, business strategy and plans, market opportunity and expansion and objectives of our management for future operations. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast”, “future”, “intend,” “may,” “might”, “opportunity”, “plan,” “possible”, “potential,” “predict,” “project,” “should,” “strategy”, “strive”, “target,” “will,” or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to factors and the other risks and uncertainties described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022, and our other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise unless required to do so under applicable law. We do not give any assurance that we will achieve our expectations.

Contacts

For Investors:

Sloane & Co.

Neal Nagarajan

(301) 273-5662

nnagarajan@sloanepr.com

For Media:

SKDK

John Kim

(310) 997-5963

jkim@skdknick.com

Talkspace, Inc.

Consolidated Statements of Operations

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
(in thousands, except percentages, share and per share data)	(unaudited)	(unaudited)		(unaudited)
B2B revenue	$19,280	$12,701	51.8	$64,409	$38,914	65.5
B2C revenue	10,961	16,471	(33.5)	55,158	74,757	(26.2)
Total revenue	30,241	29,172	3.7	119,567	113,671	5.2
Cost of revenues	14,066	13,201	6.6	59,229	46,899	26.3
Gross profit	16,175	15,971	1.3	60,338	66,772	(9.6)
Operating expenses:
Research and development, net	4,866	3,896	24.9	21,659	15,919	36.1
Clinical operations, net	277	3,479	(92.0)	6,591	9,365	(29.6)
Sales and marketing	14,128	25,516	(44.6)	72,842	100,641	(27.6)
General and administrative	11,801	11,658	1.2	36,270	34,770	4.3
Impairment of goodwill	6,134	—	100.0	6,134	—	100.0
Total operating expenses	37,206	44,549	(16.5)	143,496	160,695	(10.7)
Operating loss	(21,031)	(28,578)	26.4	(83,158)	(93,923)	11.5
Financial (income), net	(2,851)	(7,528)	(62.1)	(3,740)	(31,228)	(88.0)
Loss before taxes on income	(18,180)	(21,050)	13.6	(79,418)	(62,695)	(26.7)
Taxes on income	127	18	605.6	254	47	440.4
Net loss	$(18,307)	$(21,068)	13.1	$(79,672)	$(62,742)	(27.0)
Net loss per share:
Basic and Diluted	$(0.11)	$(0.14)	21.4	$(0.51)	$(0.72)	29.2
Weighted average number of common shares:
Basic and Diluted	159,343,311	152,467,361		156,885,256	86,775,948

Talkspace, Inc.

Consolidated Balance Sheets

	December 31,
	2022	2021
(in thousands)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$138,545	$198,256
Accounts receivable	9,640	5,512
Other current assets	4,372	9,562
Total current assets	152,557	213,330
Property and equipment, net	677	624
Intangible assets, net	2,529	3,436
Goodwill	—	6,134
Other assets	491	82
Total assets	$156,254	$223,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,461	$7,429
Deferred revenues	4,355	7,186
Accrued expenses and other current liabilities	16,502	12,562
Total current liabilities	27,318	27,177
Warrant liabilities	939	4,070
Other liabilities	461	86
Total liabilities	28,718	31,333
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Common stock	16	15
Additional paid-in capital	378,722	363,788
Accumulated deficit	(251,202)	(171,530)
Total stockholders’ equity	127,536	192,273
Total liabilities and stockholders’ equity	$156,254	$223,606

Talkspace, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2022	2021	2020
(in thousands)	(unaudited)
Cash flows from operating activities:
Net loss	$(79,672)	$(62,742)	$(22,370)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,357	1,973	379
Amortization of debt issuance costs	—	175	—
Stock-based compensation	12,116	27,405	2,977
Warrant issuance costs and change in fair value	(3,131)	(31,784)	—
Impairment of goodwill	6,134	—	—
(Increase) decrease in accounts receivable	(4,126)	402	(5,017)
Decrease (increase) in other current assets	5,080	(8,053)	(695)
(Decrease) increase in accounts payable	(968)	503	2,561
(Decrease) increase in deferred revenues	(2,831)	2,014	2,028
Increase in accrued expenses and other current liabilities	4,862	4,396	4,962
Increase in other liabilities	102	—	—
Net cash used in operating activities	(61,077)	(65,711)	(15,175)
Cash flows from investing activities:
Purchase of property and equipment	(350)	(663)	(126)
Proceeds from sale of property and equipment	33	—	—
Acquisition of business	—	—	(10,685)
Purchase of an intangible asset	—	—	(939)
Proceeds from restricted long-term bank deposit	—	—	447
Net cash used in investing activities	(317)	(663)	(11,303)
Cash flows from financing activities:
(Payments) proceeds from reverse capitalization, net of transaction costs	(645)	249,334	—
Proceeds from exercise of stock options	3,181	2,098	94
Payments for employee taxes withheld related to vested stock-based awards	(853)	—	—
Proceeds from borrowings	—	6,000	—
Repayment of borrowings	—	(6,000)	—
Payment of debt issuance cost	—	(50)	—
Net cash provided by financing activities	1,683	251,382	94
Net (decrease) increase in cash and cash equivalents	(59,711)	185,008	(26,384)
Cash and cash equivalents at the beginning of the year	198,256	13,248	39,632
Cash and cash equivalents at the end of the year	$138,545	$198,256	$13,248

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance and is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We also use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not necessarily reflect capital commitments to be paid in the future and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these requirements. In evaluating adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments described herein. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Adjusted EBITDA should not be considered as an alternative to loss before income taxes, net loss, loss per share, or any other performance measures derived in accordance with U.S. GAAP. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

A reconciliation is provided below for adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review our financial statements prepared in accordance with GAAP and the reconciliation of our non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We do not provide a forward-looking reconciliation Adjusted EBITDA guidance as the amount and significance of the reconciling items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These reconciling items could be meaningful.

Adjusted EBITDA

We calculate adjusted EBITDA as net loss adjusted to exclude (i) interest and other expenses (income), net, (ii) tax benefit and expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) goodwill impairment charge and (vi) certain non-recurring expenses that do not represent our on-going operations, where applicable.

Talkspace, Inc.

Reconciliation of Non-GAAP Results to GAAP Results

Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
(in thousands)
Net loss	$(18,307)	$(21,068)	$(79,672)	$(62,742)
Add:
Depreciation and amortization	351	515	1,357	1,973
Financial (income), net (1)	(2,851)	(7,528)	(3,740)	(31,228)
Taxes on income	127	18	254	47
Stock-based compensation	2,730	6,821	12,116	27,405
Impairment of goodwill	6,134	—	6,134	—
Non-recurring expenses (2)	2,947	3,677	4,880	3,677
Adjusted EBITDA	$(8,869)	$(17,565)	$(58,671)	$(60,868)

1) For the three months ended December 31, 2022, financial income, net, primarily consisted of $2.7 million in gains resulting from the revaluation of warrant liabilities. For the year ended December 31, 2022, financial income, net, primarily consisted of $3.1 million in gains resulting from the revaluation of warrant liabilities.

For the three months ended December 31, 2021, financial income, net primarily consisted of $7.9 million in gains resulting from the revaluation of warrant liabilities. For the year ended December 31, 2021, financial income, net primarily consisted of $36.0 million in gains resulting from the revaluation of warrant liabilities, partially offset by $4.2 million in warrant issuance costs in connection with the closing of the Business Combination.

2) For the three months ended December 31, 2022, non-recurring expenses primarily consisted of a $5.5 million accrual for estimated litigation expenses, partially offset by one-time savings related to marketing expenses. For the year ended December 31, 2022, non-recurring expenses primarily consisted of a $5.5 million accrual for estimated litigation expenses; such accrual represents our best estimate of the total cost the Company may incur for settling the outstanding shareholder litigation claims, including federal, state and derivative actions, pursuant to binding agreements reached with the relevant parties, net of insurance proceeds.

For the three months and year ended December 31, 2021, non-recurring expenses primarily consisted of severance costs related to the separation of Oren Frank and Roni Frank, co-founders and former executives of the Company, in November 2021.